Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our Auditor’s report, dated December 29, 2014, on the financial statements of 4Net Software, Inc. for the year ended September 30, 2014 in the Company’s Report on Form 10K for the year ended September 30, 2015.

/s/ Excelsis Accounting Group

Excelsis Accounting Group

Reno, NV

January 6, 2016